Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 16, 2010, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Cott Corporation’s Annual Report on Form 10-K for the year ended January 2, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

June 10, 2010